Pricing Supplement dated January 15, 2008 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No. 88319QL92

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $100,000,000	Initial Interest Rate: To be determined
Agent's Discount or Commission: $ 137,000	Original Issue Date: January 18, 2008
Net Proceeds to Issuer: $ 99,863,000	Stated Maturity Date: January 18, 2011

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee

Medium-Term Notes, Series F due January 18, 2011	$100,000,000	$3,930.00

TOTAL		$3,930.00
___________
(1) Excludes accrued interest, if any.

Interest Category

☒ Regular Floating Rate Note
☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %
☐ Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ CMT Rate	☒ LIBOR	☐ Other (see attached)
☐ Commercial Paper Rate	☐ Treasury Rate

If LIBOR:

☐ LIBOR Reuters Page:
☒ LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page: ☐ Telerate Page 7051 ☐ Telerate Page 7052 ☐ Weekly Average ☐ Monthly Average

Spread (+/-): +70 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: April 18, 2008

Interest Reset Dates: Quarterly on the 18th of January, April, July and October commencing on April 18, 2008
Interest Payment Dates: Quarterly on the 18th day of January, April, July and October beginning on April 18, 2008 subject to Modified Following Business Day
Interest Determination Dates: Two London business days prior to each Interest Reset Date
Regular Record Date(s):
Calculation Agent (if other than Bank of New York Mellon):

Day Count Convention:

☒ Actual/360 for the period from January 18, 2008 to January 18, 2011
☐ Actual/Actual for the period from _______ to _______
☐ 30/360 for the period from _______ to _______

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☐    Merrill Lynch, Pierce, Fenner & Smith Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☒    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☐ UBS Securities LLC ☐ Wachovia Securities Inc. ☐ Other:

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Agent acting in the capacity as indicated below:

☒ Agent ☐ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

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